As filed with the Securities and Exchange Commission on August 3, 2004

Registration No. 333-74186

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XICOR, INC.

(Exact name of registrant as specified in its charter)

California	94-2526781
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

933 Murphy Ranch Road

Milpitas, CA 95035

(Address of principal executive offices)(Zip Code)

Thomas Tokos, Esq.

Vice President, General Counsel and Secretary

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

(949) 341-7000

(Name and address of agent for services)

Copy to:

Christopher G. Karras, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

(215) 994-4000

Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-74186) (the “Registration Statement”) of Xicor, Inc., a California corporation (“Xicor”), pertaining to the registration 4,356,286 shares of Xicor Common Stock, no par value per share (“Xicor Common Stock”), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on November 29, 2001.

Xicor, New Castle Sub LLC, a Delaware limited liability company (“LLC”), New Castle Merger Sub Corp., a California corporation (“Merger Sub”) and wholly-owned subsidiary of the LLC, and Intersil Corporation, a Delaware corporation (“Intersil”) entered into an Agreement and Plan of Merger dated March 14, 2004 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub was merged with and into Xicor with Xicor becoming an indirect wholly-owned subsidiary of Intersil (the “Step One Merger”), and subsequently Xicor (as the surviving entity in the Step One Merger) was merged with and into the LLC (the “Step Two Merger” and together with the Step One Merger, the “Mergers”), with the LLC being the ultimate surviving entity. Intersil is the sole member of the surviving LLC, which is a disregarded entity for federal tax purposes. As a result of the Step One Merger, all outstanding shares of Xicor Common Stock, without par value, were converted into the right to receive merger consideration in the form of Intersil Class A common stock, par value $.01, cash or a combination thereof, subject to the proration and election provisions set forth in the Merger Agreement.

On July 29, 2004, Xicor held a special meeting of its shareholders during which Xicor shareholders approved and adopted the Merger Agreement and the transactions contemplated thereby. The Step One Merger became effective following the filing of a Certificate of Merger with the Secretary of the State of California on July 29, 2004. Thereafter, the Step Two Merger became effective following the filing of a Certificate of Merger with the Secretary of the State of California and the filing of a Certificate of Merger with the Secretary of the State of Delaware on July 29, 2004.

As a result of the Mergers, Xicor has terminated all offerings of Xicor Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Xicor in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Xicor Common Stock which remain unsold at the termination of the offering, Xicor through its successor Xicor LLC, which has as its sole member Intersil, hereby removes from registration all shares of Xicor Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on August 3, 2004.

XICOR LLC, as successor to XICOR, INC.

By:	Intersil Corporation, as Sole Member

/s/ Thomas Tokos
Name:	Thomas Tokos
Title:	Vice President